Exhibit 10.22

December 1,2023

John Bosshart

Dear John:

As we discussed, your employment with OneSpan North America Inc. (“OneSpan” or the “Company”) is being terminated. This letter explains certain important information relating to your separation from employment.

Your last day of work is December 1,2023 (the “Separation Date”). You will receive your normal base salary up to the Separation Date in accordance with the Company’s standard policies and procedures and applicable law. All employment benefits, including any insurance coverage you may have elected through the Company’s group plan will cease as of your Separation Date, or as otherwise provided in the plan documents. Your right to any continued insurance benefits will be pursuant to COBRA or similar state laws.

In addition, if you execute and return the enclosed Separation Agreement and General Release (the “Agreement”)1 and comply with all of the terms and conditions therein, the Company will provide you with the following separation benefits (the “Separation Benefits”):

•Severance Pay: The Company will provide you severance pay, in the form of your regular base salary less applicable taxes and withholding deductions, to be paid together with the Company’s regular payroll for a period of 39 weeks following your Separation Date (the “Severance Period”).

•COBRA: During the Severance Period, the Company will pay for any continued medical insurance coverage you may elect under COBRA as if your employment had continued. Any continued insurance coverage you may elect after the Severance Period will be entirely at your cost.

•Outplacement Services: The Company will make outplacement services available to you by a professional outplacement provider selected by the Company for a period of three months following the Termination Date at the Company's sole cost

This offer will remain open for forty-five (45) days. The Company will only provide Severance Benefits to you after it has received the Agreement with your signature indicating your acceptance and the revocation period explained in the Agreement has expired. Because the Agreement is a legally binding document, you are advised to consult with an attorney before signing it.

Very truly yours,
/s/ Tom Aurelio
Tom Aurelio, Chief People Officer
1 To the extent any inconsistency exists between this letter and the Agreement, the language in the Agreement shall control.

OneSpan North America Inc. 121 W Wacker Drive, Suite 2050, Chicago, IL 60601 U.S.A. • Tel: +1 312 766 4001

Exhibit 10.22
By signing this Agreement, you will be giving up valuable legal rights. For this reason, it is very important that you carefully review and understand the Agreement before signing it. The deadline for accepting this Agreement is forty five (45) days from the date of receipt of this document. If you do not sign and return this document within the forty five (45) day period, this offer of severance pay will expire. The Company encourages you to take advantage of this period of time by consulting with a lawyer before signing the document.

Separation Agreement and General Release

OneSpan North America Inc. (“OneSpan” or the “Company”) and John Bosshart (“Employee” or “You”), agree to the terms and conditions of this Agreement and General Release (“Agreement”) as set forth below:

1.Employment Status and Final Payments:

1.Separation Date: Your last day of employment with the Company will be December 1, 2023 (“Separation Date”), and after that date you shall not represent yourself as being an employee, officer, agent or representative of the Company for any purpose. As of your Separation Date, you shall not be eligible to participate in, or be covered by, any employee benefit plan or program offered by or through the Company, and you shall not receive any benefits or payments from the Company, except as otherwise provided in this Agreement, under the terms of applicable benefits plans, or by law. Additionally, as of your Separation Date, you will no longer have authorization to incur any expenses on behalf of the Company.

(a)You hereby acknowledge that you have been paid all earned wages as of the Separation
Date.

(b)The Separation Date is the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If you are enrolled in the Company’s medical plans, you will be provided a benefits packet containing information on your COBRA rights and how to elect to convert to a direct pay plan under COBRA.

(c)You hereby acknowledge (i) receipt of all compensation and benefits due through the Separation Date as a result of services performed for the Company with the receipt of a final paycheck except as provided in this Agreement; (ii) having reported to the Company any and all work-related injuries incurred during employment; (iii) the Company properly provided any leave of absence because of your or a family member’s health condition and you have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iv) you have had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any other Company Releasees.

2.     Consideration: In exchange for, and in consideration of, your full execution of this Agreement and the expiration of the Revocation Period set out in Section 10 below, the Company agrees as follows:

(a)Severance Pay: The Company will pay you a severance payment of two hundred seventy- four thousand four hundred eighty-two dollars ($274,482), which is the equivalent of thirty-nine (39) weeks of your current base salary. This severance amount will be paid to you in biweekly installments. This severance amount will be paid to you in the form of your regular base salary less applicable taxes and withholding deductions, to be paid together with the Company’s regular payroll cycle.
(b)COBRA Premiums: If you elect in a timely manner to continue medical and/or dental insurance coverage after the Separation Date in accordance with the provisions of COBRA, the Company will pay your monthly premium payments until the earlier of: (i) January 31, 2024 or (ii) the date your COBRA continuation coverage would terminate in accordance with the provisions of COBRA. Thereafter, medical

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Exhibit 10.22

and dental insurance coverage shall be continued only to the extent required by COBRA and only to the extent you timely pay the entire premium payments yourself. Please note that if the Company, in its sole discretion, subsequently determines that all or some of its payment of the COBRA premiums are discriminatory under the Internal Revenue Code, any remaining COBRA payments shall instead be paid to you as additional severance pay over the same period that the subsidy would have been provided.
(c)Payments: The payments set forth in this Section 2 shall be subject to all applicable federal, state and/or local withholding and/or payroll taxes.
(d)Outplacement Services: The Company will make outplacement services available to you by a professional outplacement provider selected by the Company for a period of three months following the Termination Date at the Company's sole cost

3.Release: This section of the Agreement is a release of legal claims. Please carefully review this section with your attorney and do not sign this document unless you understand what this section says.
(a)In exchange for the amounts described in Section 2, which are in addition to anything of value to which you are entitled to receive, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally release, discharge, indemnify and hold harmless the “Company Releasees” from any and all legally waivable claims that you have against the Company Releasees. Other than as permitted in Section 3 below, this means that by signing this Agreement, you are agreeing to forever waive, release and discharge any type of claim against the Company Releasees arising from conduct that occurred any time in the past and up to and through the date you sign this document. Company Releasees is defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities.
(b)This release includes, but is not limited to, any waivable claims you have against the Company Releasees based on conduct that occurred any time in the past and up to and through the date you sign this Agreement that arises from any federal, state or local law, regulation, code or constitution dealing with either employment, employment benefits or employment discrimination. By way of example, this release includes the release of claims against the Company Releasees under the laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, gender identity, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal, state or local law. This release also includes any claim you may have against the Company Releasees for breach of contract, whether oral or written, express or implied; any tort claims (such as wrongful discharge, tortious interference with contractual or advantageous relations, misrepresentation, emotional distress and/or defamation); any claims for equity or employee benefits of any kind; or any other legally waivable statutory and/or common law claims.
(c)For avoidance of doubt, by signing this Agreement you are agreeing not to bring any waivable claims against the Company Releasees (other than as permitted in Section 3 below) under the following nonexclusive list of discrimination and employment statutes: the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964 (Title VII”), the Civil Rights Act of 1991, the Americans With Disabilities Act (“ADA”), the ADA Amendments Act, the Equal Pay Act (“EPA”), the Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act (“FMLA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Genetic Information Non-Discrimination Act (“GINA”), the Employee Retirement Income Security Act (“ERISA”), the Illinois Human Rights Act, 775 Ill. Comp. Stat. 5, the Illinois Equal Pay Act, 820 Ill. Comp. Stat. 110 et seq., the Illinois Victims’ Economic Security and Safety Act, the Illinois Personnel Records Review Act, the Illinois AIDS Confidentiality Act, 410 Ill. Comp. Stat. 305, the Illinois Genetic Information Privacy Act, 820 Ill. Comp. Stat. 110, the Illinois Religious Freedom Restoration Act, 775 Ill. Comp. Stat.

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Exhibit 10.22

35/1 et seq., the Illinois Employee Sick Leave Act, the Illinois Constitution, the City of Chicago Paid Sick Leave Ordinance, the Cook County Earned Sick Leave Ordinance, all as amended, as well as any other federal, state and local statutes, regulations, codes or ordinances that apply to you.
(d)You release the Company Releasees from any and all wage and hour related claims to the maximum extent permitted by state law. This release of legal claims includes any state wage and hour related claims arising out of or in any way connected with your employment with the Company, including any claims for unpaid or delayed payment of wages, overtime, bonuses, commissions, incentive payments or severance, missed or interrupted meal periods, as well as interest, attorneys’ fees, costs, expenses, liquidated damages, treble damages or damages of any kind relating to a wage and hour claim, to the maximum extent permitted by law.
(e)Nothing in this Section 3 or elsewhere in this Agreement (including but not limited to the accord & satisfaction and return of property provisions) (i) prevents you from filing a claim under the workers compensation or unemployment compensation statutes; (ii) limits or affects your right to challenge the validity of this Agreement under the ADEA or the Older Worker Benefits Protection Act; (iii) prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information to such agencies; (iv) prevents you, if you are a non-management, non-supervisory employee, from engaging in protected concerted activity under §7 of the NLRA or similar state law such as joining, assisting, or forming a union, bargaining, picketing, striking, or participating in other activity for mutual aid or protection, or refusing to do so; this includes using or disclosing information acquired through lawful means regarding wages, hours, benefits, or other terms and conditions of employment, unless the information was entrusted to you in confidence by the Company as part of your job duties; or (v) limits your rights to make truthful statements or disclosures regarding unlawful employment practices or precludes you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices regarding the Company, its agents, or employees, when you have been required or requested to do so pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, although, by signing this Agreement you are waiving your right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive an award from a government agency (and not the Company) for information provided to the government agency.
(f)You further acknowledge that you have (i) reported to the Company any and all work-related injuries or occupational disease incurred by you during your employment by the Company; (ii) been properly provided any leave requested because of your or a family member’s health condition or military service and have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iii) had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of any Company Releasees; and (iv) no claim against the Company or any Company Releasees for sexual assault; sexual harassment; or unlawful workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or act of retaliation against a person for reporting or opposing harassment or discrimination whether or not filed in a court or government agency proceeding, in an alternative dispute resolution forum, or through the Company’s internal complaint process.
4.Accord and Satisfaction: The amounts described in Sections 1 and 2 shall be complete and unconditional payment, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to you, including, without limitation, all claims for back wages, salary, vacation pay and other forms of paid time off, draws, incentive pay, bonuses, commissions, stock, stock options and any other form of equity, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorney's fees, or other costs or sums.

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Exhibit 10.22

5.Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967:

Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) and you agree that:

(a)in consideration for the amounts described in Section 2 of this Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose on or prior to the date this Agreement was executed;

(b)you understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;

(c)you have carefully read and fully understand all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement;

(d)you are informed in Schedule “A,” which is attached hereto, of the class, unit or group of individuals considered for this termination program, the job title and ages of all individuals selected for the program benefits and the job title and ages of all individuals in the same job classification or organizational unit who are not selected for the program benefits; and

(e)in entering into this Agreement you are not relying on any representation, promise or inducement made by the Company Releasees or their attorneys with the exception of those promises described in this document.

6.Period for Review and Consideration of Agreement:

(a)You acknowledge that you have forty-five (45) days to review this Agreement and consider its terms before signing it.

(b)The 45-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

7.Company Files, Documents and Other Property: Other than as permitted in Section 3, you represent that you have returned to the Company all Company property and materials, including but not limited to, (if applicable) personal computers, laptops, fax machines, scanners, copiers, cellular phones, Company credit cards and telephone charge cards, Company keys and passes, intangible information stored on hard drives or thumb drives, software passwords or codes, security passwords or codes, tangible copies of trade secrets and confidential information, and all other confidential information of the Company (“Company Property”). You agree that in the event that you discover any other Company Property in your possession after the Separation Date of this Agreement you will immediately return such materials to the Company.

8.Future Conduct:

By signing this Agreement you are acknowledging your post-employment obligations as set out in the Employee Confidential Information and Invention Agreement you signed as a condition of being hired, and you are agreeing to comply, and representing you will comply, with those obligations.

9.Representations and Governing Law:

(a)This Agreement sets forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written, between you and the Company, except for the Employee Confidential Information and Invention Agreement, which shall remain in full force and effect in accordance with its terms. This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both the Company and you.

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Exhibit 10.22

(b)If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions and parts thereof of this Agreement are declared to be severable. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise in writing by the waiving party. The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.
(c)This Agreement and any claims arising out of this Agreement shall be governed by and construed in accordance with the laws of the state in which you most recently resided when you worked for the Company, and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such state, without giving effect to the principles of conflicts of laws of such state. The Parties agree that the jurisdiction and venue of any action with respect to this Agreement shall be in a court of competent subject matter jurisdiction located in Suffolk County, Massachusetts, and each of the Parties hereby agrees to submit itself to the exclusive jurisdiction and venue of such courts for the purpose of any such action and hereby waives any objection or argument that such a venue is inconvenient.
(d)You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and obligations of the Company shall inure to the benefit of the Company’s successors and assigns.
(e)This Agreement may be signed by the Parties in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission or e-mail (as a .pdf, .tif or similar un-editable attachment), which transmission shall be deemed delivery of an originally executed counterpart hereof. The Parties also agree that an electronic signature shall have the same effect as the use of a signature affixed by hand.
10.Effective Date: If this letter correctly states the agreement and understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to [*] at [*]@onespan.com by February 14,2024. You may revoke this Agreement for a period of seven
(7) days after signing it. In order to revoke the Agreement, you must submit a written notice of revocation to [*]@onespan.com . This written notice may be sent via email to [*]@onespan.com or hand-delivery but must be received by no later than 11:59 p.m. on the seventh day. The Agreement will not become effective or enforceable, and no payments will be made, until this revocation period has expired (“Effective Date”) without being exercised.
Very truly yours,
OneSpan North America Inc.
By: /s/ Tom Aurelio
Tom Aurelio, Chief Human Resources Officer Authorized Representative of OneSpan North America Inc.

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND

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Exhibit 10.22

VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.
Accepted and Agreed to:

/s/ John Bosshart
John Bosshart

Date: December 1, 2023

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Exhibit 10.22

IF YOU DO NOT WISH TO USE THE FULL 45-DAY PERIOD, PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, John Bosshart, acknowledge that I was informed and understand that I have 45 days within which to consider the attached Severance Agreement and Release, have been advised of my right to consult with an attorney regarding such Agreement and have considered carefully every provision of the Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Agreement prior to the expiration of the 45-day period.

Dated: December 1, 2023
/s/ John Bosshart
John Bosshart

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Exhibit 10.22
SCHEDULE “A”

Federal law requires that when an employee who is 40 or more years of age is provided certain benefits and asked to sign a release agreement in connection with a group employment termination program, the employee must be provided with certain information.
You and other employees selected for a group employment termination program are eligible to receive certain severance benefits from the Company as described in the attached Severance Agreement and Release (the “Agreement”) that the Company has given you to consider. To receive the benefits described in the Agreement, you must sign the Agreement and return it by email to [*]@onespan.com, by the deadline set forth in the Agreement.
The decisional unit considered in connection with your group employment termination program is the Executive Leadership team. Factors considered in determining which employees within the decisional unit would be eligible for benefits under this group employment termination program were for workforce reduction.
The Company is providing you with information on the accompanying chart showing the number of employees in your decisional unit, who are selected and not selected for the severance benefits described in the Agreement, by department, age and job title. If an employee is listed as “not selected,” this is because, as of the date indicated below, the employee’s employment will not be terminated as part of this group employment termination program, the employee was transferred to an alternative role in the Company in lieu of separation, or the employee is not otherwise eligible for severance benefits. The employees who are listed as “selected” are those terminated from employment as part of this group employment termination program and who are eligible for severance benefits.
As set forth in the attached Agreement, you have up to 45 calendar days to review and sign the Agreement and return it to the Company. You will have 7 calendar days after you sign the Agreement to change your mind and revoke the Agreement; if you do not do so, the Agreement will be effective on the 8th calendar day after you sign the Agreement. You will not receive the severance benefits described in the Agreement until the expiration of this 7 calendar day period without you exercising your right of revocation.
The attached chart was prepared as of November 17, 2023, and the ages below are as of that date. This information is subject to change and may be affected by future employment decisions. If you have any questions about this information, contact [*]@onespan.com.

Department	Job Title	Age	# Selected	# Not Selected

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